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                                                                   EXHIBIT 10.29



                             SEVERANCE AND CHANGE OF
                                CONTROL AGREEMENT

               THIS SEVERANCE AND CHANGE OF CONTROL AGREEMENT (the "Agreement") is made effective as of ____________, 1999, between JNI Corp., a Delaware corporation ("JNI"), and __________ ("Employee"). This Agreement was approved and made effective by the Compensation Committee of the Board of Directors of JNI on ___________, 1999.

                                    RECITALS

        A.     Employee is presently employed as the [________________] of JNI.

        B. The terms and conditions of Employee's employment with JNI are consistent with JNI's employment policies and practices.

        C. Employee and JNI desire to memorialize in writing their understanding regarding severance payments and vesting of options in the event of a change of control.

        D. Employee and JNI acknowledge that this Agreement supersedes any and all other agreements, either oral or in writing, between Employee and JNI and/or Jaymark, Inc. and all other subsidiaries or affiliates of JNI with respect to the matters discussed herein.

                                    AGREEMENT

               In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

        1. Effect of Certain Terminations after Change in Control.

               1.1 Severance Compensation. If within one year after a Change in Control, as that term is defined below, Employee's employment is terminated without "cause," or Employee voluntarily resigns for "good reason," then (i) JNI shall pay to Employee, within thirty days of such termination without cause or resignation with good reason, severance compensation in an amount equal to 12 months' base salary and (ii) all options granted to Employee under JNI's 1997 Stock Option Plan or its 1999 Stock Option Plan which, as of the date of such termination without cause or voluntary resignation for good reason, remain unexercised and unvested, shall, to the extent permissible by law, become immediately vested in full and exercisable otherwise in accordance with the terms of the stock option agreements relating to such options. Notwithstanding the foregoing, if it is determined that the amounts payable to Employee under this Agreement, when considered together with any other amounts payable to Employee as a result of a Change in Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, JNI shall reduce the amount



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payable to Employee under this Section 1.1 to an amount that will not subject
Employee to the imposition of tax under Section 4999 of the Internal Revenue
Code.

               1.2 Change in Control. A "Change in Control" means (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transactions, of more than 50% of the outstanding voting securities of JNI, (ii) a merger or consolidation of JNI with or into another entity after which the stockholders of JNI immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity or (iii) a sale of all or substantially all of the assets of JNI; provided, however, that a Change in Control shall not be deemed to have occurred if and to the extent that Jaymark, Inc. distributes or otherwise disposes of the shares of JNI that Jaymark, Inc. holds as of the date of this Agreement to its stockholders on a pro rata basis.

               1.3 Termination for "Cause." For purposes of this Agreement, a termination for "cause" occurs if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any JNI records;
(ii) improper disclosure of JNI's confidential or proprietary information; (iii) Employee's failure or inability to perform any reasonable assigned duties after written notice from JNI of, and a reasonable opportunity to cure, such failure or inability; or (iv) Employee's conviction of any criminal act which impairs his ability to perform his duties as and employee of JNI. Notwithstanding the foregoing clause (iii), Employee may not be terminated for cause as a result of his failure or inability to perform assigned duties which are inconsistent with his duties and responsibilities in effect during the year preceding the Change in Control (or such shorter period of time as Employee was employed by JNI).

               1.4 Voluntary Resignation for "Good Reason." After a Change in Control, Employee may terminate his employment with JNI for "good reason" by serving notice of resignation to JNI with a description of the circumstances giving rise to the good reason. "Good reason" means that, within one year of a Change in Control, Employee's compensation, including salary, bonus and equity compensation, are reduced from the compensation level in effect for Employee during the year preceding the Change in Control (or such shorter period of time as Employee was employed by JNI).

               1.5 Payment Upon Death or Disability. Neither death nor disability shall affect JNI's obligations hereunder.

        2. General Provisions.

               2.1 Severability. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

               2.2 Successors and Assigns. The rights and obligations of JNI under this Agreement shall ensure to the benefit of and shall be binding upon the successors and assigns of JNI. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his estate as provided in Section 1.5.



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               2.3 Applicable Law. This Agreement shall be interpreted,
construed, governed and enforced in accordance with the laws of the State of California.

               2.4 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.

               IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EMPLOYEE:                              JAYCOR NETWORKS, INC.


_______________________________        By:______________________________________
[_________________]                    Title:___________________________________

Address:______________________         Address:  9775 Towne Centre Drive
                                                 San Diego, CA 92121
        ______________________


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